UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2009

TM ENTERTAINMENT AND MEDIA, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-33746	20-8951489
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

307 East 87th Street, New York, NY	10128
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 289-6942

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On October 15, 2009, TM Entertainment and Media, Inc. (the “Company”) issued a press release announcing that the proposed business combination between the Company and privately-held Hong Kong Mandefu Holding Limited (d/b/a China MediaExpress) (“CME”) was approved at the special meeting of its stockholders. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On October 15, 2009, the initial directors and stockholders of the Company completed a settlement agreement with a significant shareholder of the Company. The initial stockholders transferred an aggregate of 350,000 of their shares of the Company’s common stock to the significant stockholder, in exchange for a release from certain potential claims and the agreement of such stockholder not to exercise conversion rights with respect to approximately 380,000 shares owned by it.

On October 16, 2009 the Company issued a press release announcing that the proposed business combination between the Company and CME was completed. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference. As a result of the completion of the business combination, and after giving effect to all conversions, there are 23,917,413 shares of common stock outstanding, including the 20.915 million shares issued to the CME sellers in the business combination.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated October 15, 2009.
99.2	Press Release dated October 16, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 16, 2009	TM Entertainment and Media, Inc.

	By:	/s/ Theodore S. Green

Name: Theodore S. Green
Chairman, Co-Chief Executive Officer Interim Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated October 15, 2009.
99.2	Press Release dated October 16, 2009.

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